NATIONAL INSTRUMENTS CORPORATION
Restricted Stock Unit Award Agreement
 (Time-Based and Performance-Based)

Grant Number:          «RSU_Number»
National Instruments Corporation (the "Company") hereby grants you, «First» «Middle» «Last» (the "Participant"), an award of restricted stock units ("Restricted Stock Units") under the National Instruments Corporation 2015 Equity Incentive Plan (the "Plan").  Subject to the provisions of Appendices A through C (attached) and of the Plan, the principal features of this Award are as follows:
Date of Grant:	_________________
Number of Time-Based Restricted Stock Units:	_________________
Target Number of Performance-Based Restricted Stock Units:	_________________
Vesting Commencement Date:	_________________
Performance Period:	[Date] through [Date]
Vesting of Restricted Stock Units:   Subject to any accelerated vesting provisions in the Plan or as set forth below, (i) the Time-Based Restricted Stock Units subject to this Award listed above will be eligible to vest in accordance with the service-based vesting schedule in Appendix B and (ii) the Performance-Based Restricted Stock Units subject to this Award listed above will be eligible to vest in accordance with the performance and service-based vesting conditions in Appendix C.
Unless otherwise defined herein or in Appendix A, capitalized terms herein or in Appendices A through C will have the defined meanings ascribed to them in the Plan.
IMPORTANT:
The Company's obligation to deliver Shares pursuant to this Award of Restricted Stock Units is subject to all of the terms and conditions contained in Appendices A through C and the Plan.  Before the Company delivers any Shares pursuant to this Restricted Stock Unit Award Agreement, you must click on the link to each of the documents required for acceptance, including, without limitation, the Restricted Stock Unit Award Agreement and Appendices A through C thereto, the Plan, and the Restricted Stock Unit Award Tax Obligations (collectively, the "Award Documents") and review each.  PLEASE BE SURE TO READ APPENDICES A THROUGH C, WHICH CONTAIN THE SPECIFIC TERMS AND CONDITIONS OF THIS AWARD.
By clicking the "ACCEPT" button, you agree to the following:
You acknowledge and agree that:
(a)          you have been able to access and view the Award Documents and understand that all rights and obligations with respect to this Award are set forth in such documents;
(b)          you agree to all terms and conditions contained in the Award Documents;
(c)          the Award Documents set forth the entire understanding between the Company and you regarding this Award and your right to acquire Shares thereunder; and
(d)          if you are employed in or are otherwise subject to taxation in Norway, Switzerland or the United Kingdom on the date of this Award, you have previously executed an Agreement for the Transfer of Employer's Share Award Tax Liability to the Employee, and you understand that this Award is subject to the terms of the Agreement for the Transfer of Employer's Share Award Tax Liability;
(e)  if you are employed in or are otherwise subject to taxation in Malaysia on the date of this Award, you have previously executed an Agreement (Employee's Election on Income Tax with respect to Employee Stock Incentive Plan), and you understand that this Award is subject to the terms of the Agreement (Employee's Election on Income Tax with respect to Employee Stock Incentive Plan); and
(f)  you have previously executed an Employee Confidentiality Agreement as consideration for this Award.

APPENDIX A
TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT AWARDS
1.          Grant.  The Company hereby grants to the Participant under the Plan an Award for a number of Restricted Stock Units set forth in the Restricted Stock Unit Award Agreement, subject to all of the terms and conditions of the Restricted Stock Unit Award Agreement, including this Appendix A, along with Appendices B and C (collectively, the "Award Agreement"), and the Plan.
2.          Company's Obligation to Pay.  Each Restricted Stock Unit represents the right to receive a Share on the date it becomes vested.  Unless and until the Restricted Stock Units will have vested in the manner set forth in Sections 3 and 4, the Participant will have no right to payment of any such Restricted Stock Units.  Prior to actual payment of any vested Restricted Stock Units, such Restricted Stock Units will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.  Subject to the provisions of Section 5, such vested Restricted Stock Units will be paid in Shares as soon as practicable after vesting, but in each such case within the period ending no later than the fifteenth (15th) day of the third (3rd) month following the end of the Fiscal Year that includes the vesting date.
3.          Vesting Schedule.  Except as provided in Sections 4 and 5, and subject to Section 6, the Restricted Stock Units awarded by this Award Agreement will vest in the Participant according to the vesting schedule referenced in the Award Agreement.  In the event any Time-Based Restricted Stock Units have not vested by the fifteenth (15th) anniversary of the Vesting Commencement Date, the then-unvested Restricted Stock Units awarded by this Award Agreement will thereupon be forfeited at no cost to the Company and the Participant will have no further rights thereunder.
4.          Acceleration of Vesting upon Death or Disability.  In the event Participant ceases to be an Employee as the result of Participant's death or "Disability" prior to the fifteenth (15th) anniversary of the Vesting Commencement Date, 100% of the Time-Based Restricted Stock Units subject to this Award (but not the Performance-Based Restricted Stock Units subject to this Award) that have not vested as of such date will immediately vest.  For these purposes, "Disability" will have the meaning given to such term in the employment agreement between Participant and the Company; provided, however, that if Participant has no employment agreement, "Disability" will mean a total and permanent disability as defined in Section 22(e)(3) of the Code as determined by the Administrator and in accordance with the Plan.
5.          Administrator Discretion.  The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Restricted Stock Units at any time.  If so accelerated, such Restricted Stock Units will be considered as having vested as of the date specified by the Administrator.
Notwithstanding anything in the Plan or this Award Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units is accelerated in connection with Participant's termination as a Service Provider (provided that such termination is a "separation from service" within the meaning of Section 409A, as determined by the Company), other than due to death, and if (x) Participant is a "specified employee" within the meaning of Section 409A at the time of such termination as a Service Provider and (y) the payment of such accelerated Restricted Stock Units will result in the imposition of additional tax under Section 409A if paid to Participant on or within the six (6) month period following Participant's termination as a Service Provider, then the payment of such accelerated Restricted Stock Units will not be made until the date six (6) months and one (1) day following the date of Participant's termination as a Service Provider, unless the Participant dies following his or her termination as a Service Provider, in which case, the Restricted Stock Units will be paid in Shares to the Participant's estate as soon as practicable following his or her death.  It is the intent of this Award Agreement to comply with the requirements of Section 409A so that none of the Restricted Stock Units provided under this Award Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.  Each payment payable under this Award Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). For purposes of this Award Agreement, "Section 409A" means Section 409A of the Code, and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.
6.          Forfeiture upon Termination of Continuous Service.  If Participant ceases to be an Employee for any reason, the then-unvested Restricted Stock Units (after taking into account any accelerated vesting that may occur as the result of any such termination, including under Section 4) awarded by this Award Agreement will thereupon be forfeited at no cost to the Company and the Participant will have no further rights thereunder.
7.          Payment after Vesting.  Any Restricted Stock Units that vest in accordance with Sections 3, 4 or 5 will be paid to the Participant (or in the event of the Participant's death, to his or her estate) in whole Shares, and no fractional Shares shall be issued.  As determined by the Administrator, any fraction of a Share shall be paid in cash based on the Fair Market Value of a Share.
8.          Payments after Death or Disability.  Any distribution or delivery to be made to the Participant under this Agreement will, if the Participant is then deceased or Disabled, be made to the Participant's legal representatives, heirs, legatees or distributees, as applicable.  Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.
9.          Tax Obligations
(a)          Responsibility for Taxes.  Participant acknowledges that, regardless of any action taken by the Company or, if different, Participant's employer (the "Employer"), the ultimate liability for any tax and/or social insurance liability obligations and requirements in connection with the Restricted Stock Units, including, without limitation, (1) all federal, state, and local taxes (including the Participant's Federal Insurance Contributions Act (FICA) obligation) that are required to be withheld by the Company or the Employer or other payment of tax-related items related to Participant's participation in the Plan and legally applicable to Participant, (2) the Participant's and, to the extent required by the Company (or Employer), the Company's (or Employer's) fringe benefit tax liability, if any, associated with the grant or vesting of the Restricted Stock Units or the issuance or sale of Shares, and (3) any other Company (or Employer) taxes the responsibility for which the Participant has, or has agreed to bear, with respect to the Restricted Stock Units (or the grant or vesting thereof or the issuance or sale of Shares) (collectively, the "Tax Obligations"), is and remains Participant's responsibility and may exceed the amount actually withheld by the Company or the Employer.  Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax Obligations in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends or other distributions, and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate Participant's liability for Tax Obligations or achieve any particular tax result.  Further, if Participant is subject to Tax Obligations in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax Obligations in more than one jurisdiction.  If Participant fails to make satisfactory arrangements for the payment of any required Tax Obligations hereunder at the time of the applicable taxable event, Participant acknowledges and agrees that the Company may refuse to issue or deliver the Shares.
(b)          Tax Withholding. When Shares are issued as payment for vested Restricted Stock Units, Participant generally will recognize immediate U.S. taxable income if Participant is a U.S. taxpayer.  If Participant is a non-U.S. taxpayer, Participant will be subject to applicable taxes in his or her jurisdiction.  Pursuant to such procedures as the Administrator may specify from time to time, the Company and/or Employer shall withhold the minimum amount required to be withheld for the payment of Tax Obligations.  The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit Participant to satisfy such Tax Obligations, in whole or in part (without limitation), if permissible by applicable local law, by (1) paying cash, (2) electing to have the Company withhold otherwise deliverable Shares having a Fair Market Value equal to the amount of such Tax Obligations, (3) withholding the amount of such Tax Obligations from Participant's wages or other cash compensation paid to Participant by the Company and/or the Employer, (4) delivering to the Company already vested and owned Shares having a Fair Market Value equal to such Tax Obligations, or (5) selling a sufficient number of such Shares otherwise deliverable to Participant through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the amount of the Tax Obligations.  To the extent determined appropriate by the Company in its discretion, it will have the right (but not the obligation) to satisfy any Tax Obligations by reducing the number of Shares otherwise deliverable to Participant.  Further, if Participant is subject to tax in more than one jurisdiction between the Date of Grant and a date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges and agrees that the Company and/or the Employer (and/or former employer, as applicable) may be required to withhold or account for tax in more than one jurisdiction. If Participant fails to make satisfactory arrangements for the payment of such Tax Obligations hereunder at the time any applicable Restricted Stock Units otherwise are scheduled to vest pursuant to Sections 3 or 4, Participant will permanently forfeit such Restricted Stock Units and any right to receive Shares thereunder and the Restricted Stock Units will be returned to the Company at no cost to the Company.  Participant acknowledges and agrees that the Company may refuse to deliver the Shares if such Tax Obligations are not delivered at the time they are due. Without limitation on any of the foregoing rights or remedies of Company, if Participant fails to make satisfactory arrangements for the payment of such Tax Obligations hereunder at the time any applicable Restricted Stock Units otherwise are scheduled to vest pursuant to Sections 3 or 4, Company has the right, at Company's sole discretion, to sell a sufficient number of such Shares otherwise deliverable to Participant through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the amount of the Tax Obligations, or to withhold otherwise deliverable Shares having a Fair Market Value equal to the amount of such Tax Obligations.
10.          Participant Bears Risks of Selling Otherwise Distributable Shares to Cover Tax Obligations. If any Tax Obligations are to be satisfied by selling a sufficient number of Shares otherwise deliverable to Participant, Participant hereby acknowledges and agrees that such sales will be subject to market pricing and trade execution risks, including trading delays and timing, which could result in the sale of a greater amount of Shares than expected and at a lower price than expected, including in comparison to other market sales within same trading day or adjacent trading days; and that Participant bears all risks associated with such sales, including all market pricing and trade execution risks. Participant hereby agrees to save and hold the Company, its officers, directors and employees, harmless from any and all liabilities arising from or as a consequence of any such sales. Participant agrees that Participant will be responsible for any commissions and related costs with respect to such sales.
11.          Nature of Grant.  In accepting the award, Participant acknowledges, understands and agrees that:
(a)          the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)          the Award of Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future awards of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been awarded in the past;
(c)          all decisions with respect to future Restricted Stock Units or other awards, if any, will be at the sole discretion of the Company;
(d)          Participant is voluntarily participating in the Plan;
(e)          the Award of Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income and value of same, are not intended to replace any pension rights or compensation;
(f)          the Award of Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(g)          the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
(h)          unless otherwise provided in the Plan or by the Company in its discretion, the Restricted Stock Units and the benefits evidenced by this Award Agreement do not create any entitlement to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Common Stock;
(i)          unless otherwise agreed with the Company, the Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income and value of same, are not granted as consideration for, or in connection with, the service Participant may provide as a director of a Subsidiary or affiliate of the Company; and
(j)          the following provisions apply only if Participant is providing services outside the United States:
(i)          no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from the termination of Participant as a Service Provider (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant's employment or service agreement, if any), and in consideration of the award of the Restricted Stock Units to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Company, the Employer or any other Parent or Subsidiary, waives his or her ability, if any, to bring any such claim, and releases the Company, the Employer or any other Parent or Subsidiary from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim; and
(ii)          Participant acknowledges and agrees that neither the Company, the Employer nor any Parent or Subsidiary shall be liable for any foreign exchange rate fluctuation between Participant's local currency and the United States Dollar that may affect the value of the Restricted Stock Units or of any amounts due to Participant pursuant to the settlement of the Restricted Stock Units or the subsequent sale of any Shares acquired upon settlement.
12.          Data Privacy.  Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant's personal data as described in this Award Agreement and any other grant materials ("Data") by and among, as applicable, the Employer, the Company and any Parent or Subsidiary for the purpose of implementing, administering and managing Participant's participation in the Plan.
Participant understands that the Company and the Employer may hold certain personal information about Participant, including, but not limited to, Participant's name; home address; telephone numbers; date of birth; age; social insurance number, social security number, taxpayer identification number and/or other identification number; tax related information; salary; salary history; nationality; job title; any shares of stock or directorships held in the Company; details of all Restricted Stock Units or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Participant's favor; and benefit enrollment forms; for the  purpose of implementing, administering and managing the Plan.
Participant understands that Data will be transferred to such stock plan service provider as may be selected by the Company from time to time, which is assisting the Company with the implementation, administration and management of the Plan.  Participant understands that the recipients of Data may be located in the United States or elsewhere, and that the recipients' country (e.g., the United States) may have different data privacy laws and protections than Participant's country.  Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of Data by contacting his or her local human resources representative.  Participant authorizes the Company and any possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, process, retain and transfer Data, in electronic or other form, for the purpose of implementing, administering and managing his or her participation in the Plan.  Participant understands that Data will be held as long as is necessary to implement, administer and manage Participant's participation in the Plan.  Participant understands if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative.  Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis.  If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her employment status or service and career with the Employer will not be adversely affected thereby; the only consequence of refusing or withdrawing Participant's consent is that the Company would not be able to grant Participant Restricted Stock Units or other equity awards or administer or maintain such awards.  Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant's ability to participate in the Plan.  For more information on the consequences of Participant's refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.  Nothing in this Section 12 shall be understood as limiting or restricting any other rights of Company, including without limitation under any other consents given by Participant, to receive, possess, use, process, retain and transfer any Data.
13.          Rights as Stockholder.  Neither the Participant nor any person claiming under or through the Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued (including in book entry), recorded on the records of the Company or its transfer agents or registrars, and, if applicable, delivered to the Participant.
14.          No Guarantee of Continued Service.  PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE SERVICE-BASED VESTING CONDITION OF THE RESTRICTED STOCK UNITS PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY OR THE EMPLOYER, AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS AWARD OF RESTRICTED STOCK UNITS OR ACQUIRING SHARES HEREUNDER.  PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT'S RIGHT OR THE RIGHT OF THE COMPANY OR THE EMPLOYER TO TERMINATE PARTICIPANT'S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.
15.          Address for Notices.  Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company at 11500 N. Mopac Expressway, Building A, Austin, Texas 78759, Attn: Stock Administrator, or at such other address as the Company may hereafter designate in writing.
16.          Grant is Not Transferable.  Except to the limited extent provided in Section 8, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process.  Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.
17.          Binding Agreement.  Subject to the limitation on the transferability of this grant contained herein, this Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
18.          Additional Conditions to Issuance of Stock.  If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of shares to the Participant (or his or her estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company.  The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.
19.          Plan Governs.  This Award Agreement is subject to all terms and provisions of the Plan.  In the event of a conflict between one or more provisions of this Award Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.
20.          Administrator Authority.  The Administrator will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested).  All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons.  No member of the Board or its Committee administering the Plan will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.
21.          Country Appendix. The Restricted Stock Units are subject to any special terms and conditions for Participant's country set forth in the Country Appendix, if any, to this Award Agreement. If Participant relocates to a country included in the Appendix, the special terms and conditions for that country will apply to Participant to the extent the Company determines that applying such terms and conditions is necessary or advisable for legal or administrative reasons.
22.          Captions.  Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.
23.          Agreement Severable.  In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.

APPENDIX B
TIME-BASED VESTING CONDITIONS
Vesting of Time-Based Restricted Stock Units:  This Appendix B applies to the Time-Based Restricted Stock Units subject to this Award Agreement.
[One-third (1/3rd) of the Time-Based Restricted Stock Units will vest on each yearly anniversary of the Vesting Commencement Date, subject to Participant continuing to be an Employee through such dates, and satisfying the Full-Time Employment Requirement for an Eligible Vesting Year.]
[Restricted Stock Units will not vest during any Eligible Vesting Year if for six months or more during such Eligible Vesting Year (i) Participant is on a Nonstatutory Leave of Absence, and/or (ii) Participant is not a Full-Time Employee ((i) and (ii), individually and collectively, being referred to as the "Full-Time Employment Requirement").

In the event that no Restricted Stock Units vest during an Eligible Vesting Year for failure to satisfy the Full-Time Employment Requirement (the "Forgone Annual Units"), then the Forgone Annual Units that fail to so vest will be eligible to vest in a subsequent Eligible Vesting Year during which the Full-Time Employment Requirement is satisfied; provided, however, that no more than one Eligible Vesting Year's worth of Forgone Annual Units will be able to vest in any such subsequent Eligible Vesting Year; provided, further, that any Restricted Stock Units that fail to vest hereunder by the fifteenth (15th) anniversary of the Vesting Commencement Date will not be eligible to vest thereafter and will automatically be forfeited at no cost to the Company and the Participant will have no further rights with respect thereto.

For these purposes, an "Eligible Vesting Year" means the period between May 1 through the following April 30 of each year from the Vesting Commencement Date through the fifteenth (15th) anniversary of the Vesting Commencement Date.

For these purposes, "Full-Time Employee" means that Participant works in a position of employment with the Company or any Subsidiary of the Company in which Participant is regularly scheduled to work forty (40) or more hours per week or a normal full-time work week pursuant to Applicable Law.

For these purposes, "Nonstatutory Leave of Absence" means any unpaid leave of absence approved by the Company that the Company is not required to provide to Participant pursuant to Applicable Law.]

APPENDIX C
PERFORMANCE-BASED VESTING CONDITIONS
Performance-Based Vesting Conditions.  This Appendix B applies to the Performance-Based Restricted Stock Units subject to this Award Agreement.
TSR Relative to the Index Group.  Except as provided under "Change in Control" below, the number of Performance-Based Restricted Stock Units (if any) eligible to vest will be determined based on the how the Company's Total Shareholder Return ("TSR") ranks in comparison to the TSRs of the companies that comprise the Russell 2000 Index (the "Index Group") during the Performance Period.  The Performance Period will be the period beginning on [DATE] and ending on [DATE].  At the end of the Performance Period, the Participant will vest in the number of Performance-Based Restricted Stock Units as determined based on achievement of the TSR performance condition, provided that the Participant remains an Employee through the end of the Performance Period.  The number of Performance-Based Restricted Stock Units that vest may range from zero percent (0%) to two hundred percent (200%) of the Target Number of Performance-Based Restricted Stock Units, depending on actual performance.
The percentage of the Target Number of Performance-Based Restricted Stock Units eligible to vest (if any) will be determined by multiplying the Applicable Percentage by the Target Number of Performance-Based Restricted Stock Units.  The Applicable Percentage will be determined as follows:

Company TSR Percentile Rank within the Index Group	Applicable Percentage
Below 25th percentile	0%
25th percentile 55th percentile	50% 100%
65th percentile 80th percentile or higher	150% 200%

If the Company's TSR ranks at the 55th percentile of the Index Group, 100% of the Target Number of Performance-Based Restricted Stock Units will be eligible to vest.  If the TSR percentile rank achieved by the Company is below the 55th percentile of the Index Group, but above the 25th percentile, the Applicable Percentage will decrease by 1.66% for each percentile rank below the 55th percentile.  For example, if the Company's TSR ranks at the 40th percentile of the Index Group, then the Applicable Percentage will be calculated as 100% - ((55‑40)*1.66)% = 75%.  If the Company's TSR percentile rank relative to the Index Group is above the 55th percentile but below the 65th percentile, for each percentile rank above the 55th percentile, the Applicable Percentage will increase by 5%.  For example, if the Company's TSR ranks at the 60th percentile of the Index Group, the Applicable Percentage will be calculated as 100% + ((60‑55)*5)% = 125%.  If the Company's TSR percentile rank relative to the Index Group is above the 65th percentile but below the 80th percentile, for each percentile rank above the 65th percentile, the Applicable Percentage will increase by 3.33%.  For example, if the Company's TSR ranks at the 70th percentile of the Index Group, the Applicable Percentage will be calculated as 150% + ((70‑65)*3.33)% = 167 (166.5% rounded to the nearest whole number).   In no event shall the Applicable Percentage exceed 200%.  Percentile ranks will be rounded to the nearest whole number.  The number of Performance-Based Restricted Stock Units eligible to vest (if any) will be rounded down to the nearest whole Share.
For purposes of the TSR calculations, the following additional rules shall apply.  TSR will be calculated as change in share price as reported on the applicable exchange, including reinvestment of dividends (assuming dividend reinvestment on the ex-dividend date).  The beginning and ending prices for each share (including the Company's) will be the simple average of the daily closing prices for that share of stock during the thirty (30) trading day period immediately preceding and ending on the relevant date as reported on the applicable market.  Appropriate adjustments in the TSR calculations shall be made to reflect stock dividends, splits and other transactions affecting the various shares of stock, as determined by the Administrator.  Companies that are added to the Russell 2000 Index after the beginning of the Performance Period and companies that cease to be publicly-traded before the end of the Performance Period shall not be considered as part of the Index Group.  Companies that remain publicly-traded as of the end of the Performance Period but that cease to be part of the Russell 2000 Index will be included in the Index Group.
All determinations regarding TSR performance and the Applicable Percentage shall be made by the Administrator in its sole discretion and all such determinations shall be final and binding on all parties.  Performance-Based Restricted Stock Units that vest, if any, will be paid on or as soon as practicable following the date on which the Administrator certifies in writing the Company's TSR percentile rank relative to the Index Group, provided that if such date is not within an open trading window under the Company's Insider Trading Policy, the Performance-Based Restricted Stock Units will be paid on the next day that is within an open trading window under such policy, provided the payment date shall be no later than the fifteenth (15th) day of the third (3rd) month following the end of the Fiscal Year that includes the vesting date.  Administrator performance certification shall be made no later than thirty days following the end of the Performance Period.
Change in Control.  If the Participant remains an Employee through the date of a Change in Control, and the Change in Control occurs before the last day of the Performance Period, the following rules will apply.  Rather than being determined based on the Company's TSR relative to the Index Group during the Performance Period, the number of Performance-Based Restricted Stock Units eligible to vest will equal 100% of the Target Number of Performance-Based Restricted Stock Units.  The number of Performance-Based Restricted Stock Units so determined will be scheduled to vest in equal monthly installments following the Change in Control over the remainder of the original (three-year) Performance Period, subject to Participant remaining an Employee through each such vesting date.  For avoidance of doubt, the Performance-Based Restricted Stock Units eligible to vest under this paragraph will immediately accelerate vesting pursuant to the terms of Section 10(c) of the Plan if such Awards are not assumed or substituted by the successor corporation or a parent or subsidiary of the successor corporation in connection with a Change in Control.
Termination of Employment.  If the Participant ceases to be an Employee for any or no reason (including death or Disability) before Participant vests in the right to receive the Performance-Based Restricted Stock Units subject to this Appendix C, the Performance-Based Restricted Stock Units and the Participant's right to acquire any Shares hereunder will immediately terminate without any consideration being paid to the Participant.  For avoidance of doubt, if Participant's Performance-Based Restricted Stock Units are assumed or substituted in connection with a Change in Control, Participant will be entitled to vesting acceleration in the event of a termination without Cause within twenty-four (24) months following the Change in Control as provided in Section 10(c) of the Plan.